Exhibit 3.1

PENNSYLVANIA DEPARTMENT OF STATE

BUREAU OF CORPORATIONS AND CHARITABLE ORGANIZATIONS

☐ Return document by mail to:	Statement with Respect to Shares Domestic Business Corporation DSCB:15-1522 (rev. 7/2015) 1522
Name
Address
City State Zip Code ☒ Return document by email to: pados@klgates.com

Read all instructions prior to completing. This form may be submitted online at https://www.corporations.pa.gov/.

Fee: $70

In compliance with the requirements of 15 Pa.C.S. § 1522(b) (relating to statement with respect to shares), the undersigned corporation, desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of a class or series of its shares, hereby states that:

1. The name of the corporation is:

II-VI Incorporated

2. Check and complete one of the following:

☐	The resolution amending the Articles under 15 Pa.C.S. § 1522(b) (relating to divisions and determinations by the board), set forth in full, is as follows:

☒	The resolution amending the Articles under 15 Pa.C.S. § 1522(b) is set forth in full in Exhibit A attached hereto and made a part hereof:

3. The aggregate number of shares of such class or series established and designated by (a) such resolution, (b) all prior statements, if any, filed under 15 Pa.C.S. § 1522 or corresponding provisions of prior law with respect thereto, and (c) any other provision of the Articles is 215,000 shares, consisting of 75,000 shares of Series B-1 Convertible Preferred Stock, and 140,000 shares of Series B-2 Convertible Preferred Stock.

4. The resolution was adopted by the Board of Directors or an authorized committee thereon on: 03/29/2021
Date (MM/DD/YYYY)

5. Check, and if appropriate complete, one of the following:

☒	The resolution shall be effective upon the filing of this statement with respect to shares in the Department of State.

☐	The resolution shall be effective on: at .

Date (MM/DD/YYYY) Hour (if any)

IN TESTIMONY WHEREOF, the undersigned corporation has caused this statement to be signed by a duly authorized officer thereof this
30th day of March, 2021. II-VI Incorporated
Name of Corporation
/s/ Walter R. Bashaw II
Signature President
Title

EXHIBIT A TO

STATEMENT WITH RESPECT TO SHARES

AMENDING THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

II-VI INCORPORATED

SERIES B CONVERTIBLE PREFERRED STOCK

NOW THEREFORE BE IT RESOLVED, that pursuant to Section 1522(b) of the Pennsylvania Business Corporation Law of 1988, as amended, and Section 5(C) of the Amended and Restated Articles of Incorporation (the “Articles”) of II-VI Incorporated, a Pennsylvania corporation (the “Corporation”), there is hereby designated and established a series of preferred stock of the Corporation denominated as the “Series B Convertible Preferred Stock”, and this Board of Directors of the Corporation hereby fixes and determines the number of such shares and, subject to the provisions of such Section 5(C) of the Articles, the relative rights and preferences of such shares as set forth in Annex A hereto.

ANNEX A

(to Resolutions of the Board of Directors—March 29, 2021)

ANNEX A

STATEMENT WITH RESPECT TO SHARES

STANDARD PROVISIONS

1. General Matters.

(a) Each share of Series B Convertible Preferred Stock with no par value per share (the “Series B Convertible Preferred Stock”) shall be identical in all respects to every other share of Series B Convertible Preferred Stock, except as set forth in Sections 1(c), 1(d), 1(e), 3(a) and 5(a) and the definitions of certain defined terms herein. There shall be (i) a series of Series B Convertible Preferred Stock designated as “Series B-1 Convertible Preferred Stock” with no par value per share (the “Series B-1 Convertible Preferred Stock”) and (ii) a series of Series B Convertible Preferred Stock designated as “Series B-2 Convertible Preferred Stock” with no par value per share (the “Series B-2 Convertible Preferred Stock”). The number of shares initially constituting the Series B Convertible Preferred Stock shall be 215,000, consisting of 75,000 shares of Series B-1 Convertible Preferred Stock, and 140,000 shares of Series B-2 Convertible Preferred Stock.

(b) The Series B Convertible Preferred Stock, with respect to dividend rights and/or distribution rights upon a Liquidation Event, as applicable, shall rank (i) senior to each class or series of Junior Stock, (ii) on parity with each class or series of Parity Stock, (iii) junior to each class or series of Senior Stock and (iv) junior to the Corporation’s existing and future indebtedness and other liabilities (including trade payables).

(c) Each Holder of a share of Series B-1 Convertible Preferred Stock shall, at the Subsequent Closing purchase from the Corporation 1.4 shares of Series B-2 Convertible Preferred Stock in respect of each share of Series B-1 Convertible Preferred Stock held by such Holder, in each case, pursuant to, and subject to, all of the terms and conditions of the Investment Agreement (the “Subsequent Investment Obligation”). Except as provided in Section 5.08 of the Investment Agreement, shares of Series B-1 Convertible Preferred Stock shall not be transferred after issuance until the satisfaction or, with respect to such shares, termination of the Subsequent Investment Obligation pursuant to Section 1(e). The conditions precedent to the Holders’ Subsequent Investment Obligation (including, if applicable, the Upsize Investment) may be waived in writing by the Series B-1 Required Holders. The conditions precedent to the Corporation’s obligation to consummate the Subsequent Closing may be waived in writing by the Corporation. Any provision of the Investment Agreement applicable to the Subsequent Investment Obligation, including the Upsize Investment, may be amended or otherwise modified in writing by the Corporation and the Series B-1 Required Holders.

(d) In the event that the Corporation offers to the Investor the opportunity to purchase additional shares of Series B-2 Convertible Preferred Stock in accordance with Section 2.01(b)(i) of the Investment Agreement, and the Investor elects to purchase additional shares of Series B-2 Convertible Preferred Stock in accordance with Section 2.01(b)(i) of the Investment Agreement, then, each Holder of a share of Series B-1 Convertible Preferred Stock shall at the Subsequent Closing purchase from the Corporation (in addition to the shares required to be purchased by such Holder pursuant to Section 1(c)) a number of shares of Series B-2 Convertible Preferred Stock equal to the Pro Rata Amount of such Holder (the “Upsize Investment”). The Upsize Investment shall occur at the Subsequent Closing pursuant, and subject to, all of the terms and conditions of the Investment Agreement. The obligation, if any, to purchase shares of Series B-2 Convertible Preferred Stock pursuant to the Upsize Investment will constitute a component of the Subsequent Investment Obligation. “Pro Rata Amount” means, with respect to any Holder, a number equal to (x) the number of shares of Series

B-2 Convertible Preferred Stock the Investor has elected to be purchased pursuant to Section 2.01(b)(i) of the Investment Agreement, multiplied by (y) a ratio, the numerator of which is the number of shares of Series B-1 Convertible Preferred Stock held by such Holder and the denominator of which is the number of outstanding shares of Series B-1 Convertible Preferred Stock held by all Holders.

(e) Notwithstanding Sections 1(c) and 1(d), the obligation of each Holder of a share of Series B-1 Preferred Stock to purchase Series B-2 Preferred Stock pursuant to Section 1(c) and Series B-2 Preferred Stock pursuant to Section 1(d) (and any obligation of the Corporation to issue or sell any such securities) shall terminate upon (i) a Transfer of such share upon a foreclosure pursuant to Section 5.08(b)(vi) of the Investment Agreement or (ii) a Transfer of such share pursuant to Section 5.08(b)(iv) or Section 5.08(b)(v) of the Investment Agreement.

2. Dividends.

(a) Dividend Rate on Series B Convertible Preferred Stock. From the Issue Date of such share, dividends shall accrue on the applicable Stated Value of each share of Series B Convertible Preferred Stock at the Annual Rate. Dividends on each share of Series B Convertible Preferred Stock shall accrue daily from and after the Issue Date of such share, but shall compound on a quarterly basis on each Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date), whether or not earned or declared, and whether or not there are earnings or profits, surplus or other funds or assets of the Corporation legally available for the payment of dividends. Dividends that are payable on the Series B Convertible Preferred Stock on any Dividend Payment Date shall be payable to Holders as they appear on the stock register of the Corporation on the record date for such dividend, which shall be the date fifteen (15) days prior to the applicable Dividend Payment Date.

Dividends payable at the Annual Rate on the Series B Convertible Preferred Stock in respect of any Dividend Period shall be payable in arrears and shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable at the Annual Rate on the Series B Convertible Preferred Stock on any date prior to the end of a Dividend Period, and for the applicable initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

(b) Payment of Dividends. Until the first Dividend Payment Date after the fourth anniversary of the applicable Initial Issue Date in respect of each series of Series B Convertible Preferred Stock (the “Mandatory PIK Date”) all dividend payments shall compound and be added to the applicable Stated Value on each Dividend Payment Date, as provided in the definition of “Stated Value” in Section 15 (a “PIK Dividend”). Following the applicable Mandatory PIK Date, dividends shall be payable in the form of, in the Corporation’s sole discretion (which election, in respect of each dividend, the Corporation may make separately as to each series of Series B Convertible Preferred Stock), (i) solely cash, if, as and when authorized by the Board of Directors or any duly authorized committee thereof, to the extent permitted by applicable law, or (ii) solely a PIK Dividend, or (iii) any combination of cash and PIK Dividend. The election of the Corporation to pay a dividend solely in cash or in any combination of cash and PIK Dividend on a Dividend Payment Date shall be made by irrevocable notice to the Holders on or prior to the record date with respect to such Dividend Payment Date. To the extent that the Corporation does not elect to pay a dividend solely in cash or in any combination of cash and PIK Dividend on or prior to the record date with respect to such Dividend Payment Date, the Corporation shall be deemed to have elected to pay such dividend solely as a PIK Dividend.

(c) Spin-Off Transactions. In the event that the Board of Directors shall declare a dividend in respect of a Spin-Off Transaction, the Holders shall be entitled on the payment date for such dividend to receive such number of Spin-Off Securities per share of Series B Convertible Preferred Stock as would be paid on the shares of the Common Stock into which a share of such Series B Convertible Preferred Stock held by such Holder could be converted pursuant to Section 5, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive the Spin-Off Securities in the Spin-Off Transaction.

(d) Priority of Dividends. Subject to Sections 2(a) and 2(c), any dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on any capital stock, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment.

3. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, winding up or dissolution of the Corporation (each, a “Liquidation Event”), (i) each Holder of Series B-1 Convertible Preferred Stock shall be entitled to receive for each share of Series B-1 Convertible Preferred Stock, an amount (the “Series B-1 Liquidation Preference”) equal to the greater of (1) the Series B-1 Stated Value plus an amount equal to all accrued or declared and unpaid dividends on such share of Series B-1 Convertible Preferred Stock that have not previously been added to the Stated Value and (2) the amount per share as would have been payable in respect of the shares of Common Stock into which such share of Series B-1 Convertible Preferred Stock is then convertible, assuming all outstanding shares of Series B-1 Convertible Preferred Stock were converted into Common Stock immediately prior to such Liquidation Event in accordance with Section 5 (without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized but unissued stock for the purpose of effecting the conversion of the Series B-1 Convertible Preferred Stock) and (ii) each Holder of Series B-2 Convertible Preferred Stock shall be entitled to receive for each share of Series B-2 Convertible Preferred Stock, an amount (the “Series B-2 Liquidation Preference”) equal to the greater of (1) the Series B-2 Stated Value plus an amount equal to all accrued or declared and unpaid dividends on such share of Series B-2 Convertible Preferred Stock that have not previously been added to the Stated Value and (2) the amount per share as would have been payable in respect of the shares of Common Stock into which such share of Series B-2 Convertible Preferred Stock is then convertible, assuming all outstanding shares of Series B-2 Convertible Preferred Stock were converted into Common Stock immediately prior to such Liquidation Event in accordance with Section 5 (without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized but unissued stock for the purpose of effecting the conversion of the Series B-2 Convertible Preferred Stock), in each case, to be paid out of the assets of the Corporation legally available for distribution to its shareholders, after satisfaction of indebtedness and other liabilities owed to the Corporation’s creditors and holders of Senior Stock and before any payment or distribution is made to holders of Junior Stock.

(b) Partial Payment. If, upon a Liquidation Event, the amounts payable with respect to (i) the applicable Liquidation Preference to all Holders and (ii) the liquidation preference, and the amount of accumulated and unpaid dividends, whether or not declared, to, but excluding, the date fixed for such Liquidation Event, on all Parity Stock, if applicable, are not paid in full, all Holders and all holders of any such Parity Stock shall share equally and ratably in any distribution of the Corporation’s assets in proportion to their respective liquidation preferences and amounts equal to the accumulated and unpaid dividends (if any) to which they are entitled.

(c) After the payment to any Holder of the full amount of the applicable Liquidation Preference for each of such Holder’s shares of Series B Convertible Preferred Stock, such Holder shall have no right or claim to any of the remaining assets of the Corporation.

(d) Neither the sale, lease nor exchange of all or substantially all of Corporation’s assets or business nor a Fundamental Change or the Corporation’s merger or consolidation into or with any other Person, shall be deemed to be a Liquidation Event (in each case, other than in connection with the liquidation, winding-up or dissolution of the Corporation).

(e) The Corporation shall not be required to set aside funds to protect the respective Liquidation Preference of the Series B Convertible Preferred Stock.

4. Voting. Except as otherwise provided herein or by applicable law, on any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation and on which matter holders of the Common Stock shall be entitled to vote, each Holder shall be entitled to the number of votes equal to the number of whole shares of Common Stock (rounded to the nearest whole share) into which the shares of Series B Convertible Preferred Stock held by such Holder are convertible on the record date for determining shareholders entitled to vote on such matter (as adjusted from time to time after the applicable Issue Date pursuant to Section 5, but without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized but unissued stock for the purpose of effecting the conversion of the Series B Convertible Preferred Stock); provided, that each Holder of Series B-1 Convertible Preferred Stock will not be entitled to vote until the condition set forth in Section 6.01(b) of the Investment Agreement is satisfied, at which point such Holder of Series B-1 Convertible Preferred Stock will automatically be entitled to vote. Holders shall be entitled to notice of any meeting of shareholders and, except as otherwise provided herein or otherwise required by law, to vote together with the holders of Common Stock as a single class.

5. Conversion. The Holders shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series B Convertible Preferred Stock shall be convertible, at the option of the Holder, at any time and from time to time after the applicable Issue Date, and without the payment of additional consideration by the Holder, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the applicable Stated Value as of the Conversion Date by (ii) the applicable Conversion Price in effect as of the Conversion Date. The “Conversion Price” shall initially be equal to (i) $85.00, with respect to the Series B-1 Convertible Preferred Stock and (ii) $85.00, with respect to the Series B-2 Convertible Preferred Stock; provided, that each share of Series B-1 Convertible Preferred Stock shall not be convertible, and no Holder of Series B-1 Convertible Preferred Stock shall be entitled to deliver a Notice of Conversion in respect of such share, until after the earliest to occur of (x) the Subsequent Closing, (y) the termination of the Target Merger Agreement in accordance with its terms and (z) the delivery of a Fundamental Change Repurchase Offer; provided, that, in the case of clause (z), such share shall be convertible during the period from the date of receipt of such Fundamental Change Repurchase Offer until the earlier to occur of the relevant Fundamental Change and the applicable Offer Consent Date, if any, in respect of such Share, until thereafter such share shall become exercisable pursuant to this Section 5(a). The rate at which shares of Series B Convertible Preferred Stock may be converted into shares of Common Stock shall be subject to adjustment as provided in Sections 5(d), (e), (f), (g), (h) and (i).

In the event of the delivery of a valid notice of redemption of any shares of Series B Convertible Preferred Stock pursuant to Section 8 (including a Holder Redemption Notice or Corporation Redemption Notice), the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the date fixed for redemption, unless the shares designated for redemption are not redeemed in full on the date of such redemption (including by way of deposit of funds in trust pursuant to Section 8(e)), in which case the Conversion Rights for all such shares shall continue until such shares are redeemed in full.

In the event any shares of Series B Convertible Preferred Stock are to be repurchased by the Corporation pursuant to Section 9, the Conversion Rights of the shares designated for repurchase shall terminate at the close of business on the Fundamental Change Repurchase Date, unless the applicable Fundamental Change Repurchase Price is not paid in full on such date (including by way of deposit of funds in trust pursuant to Section 9(d)), in which case the Conversion Rights for such shares shall continue until such price is paid in full.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Convertible Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Corporation shall pay, to the extent of funds legally available therefor, cash equal to such fraction multiplied by the fair market value of a share of Common Stock, which shall be the last reported closing sale price of a share of Common Stock on the Conversion Date if the Common Stock is then listed and trading on a Trading Market or, if the Common Stock is not then so listed and trading, as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Convertible Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable to such Holder upon such conversion.

(c) Mechanics of Conversion.

(i) Holders shall effect conversions by providing the Corporation with a written notice of conversion (a “Notice of Conversion”) delivered in accordance with Section 11 on the Trading Day on which such Holder wishes to effect such conversion (the “Conversion Date”). Each Notice of Conversion shall specify the number of shares of each series of Series B Convertible Preferred Stock to be converted, the applicable Conversion Price for each series of Series B Convertible Preferred Stock to be converted, the number of shares of Common Stock to be issued with respect to each series of Series B Convertible Preferred Stock to be converted, and the number of shares of each series of Series B Convertible Preferred Stock owned subsequent to the conversion at issue. The shares of Common Stock shall be deemed to have been issued, and the Holder or any other person so designated to be deemed to have become a holder of record of such shares for all purposes, as of the close of business on the Conversion Date (prior to the close of business on the Conversion Date, the Common Stock issuable upon conversion of Series B Convertible Preferred Stock shall not be outstanding, or deemed to be outstanding, for any purpose and Holders shall have no rights, powers, preferences or privileges with respect to such Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding Series B Convertible Preferred Stock). To effect conversions of shares of Series B Convertible Preferred Stock in certificated form, a Holder shall not be required to surrender the certificate(s) representing the shares of Series B Convertible Preferred Stock to the Corporation unless all of the shares of Series B Convertible Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series B Convertible Preferred Stock promptly following the Conversion Date at issue. Conversions of less than the total amount of shares of Series B Convertible Preferred Stock represented by a certificate held by the Holder will have the effect of lowering the outstanding number of shares of Series B Convertible Preferred Stock of the applicable series held by such Holder by an amount equal to the number of such shares so converted, as if the original stock certificate(s) were cancelled and one or more new stock certificates evidencing the new number of shares of the applicable series of Series B Convertible Preferred Stock were issued; provided, however, that in such cases the Holder may request that the Corporation deliver to the Holder a certificate representing such non-converted shares of Series B Convertible Preferred Stock; provided, further, that the failure of the Corporation to deliver such new certificate shall not affect the rights of the Holder to submit a further Notice of Conversion with respect to such Series B Convertible Preferred Stock and, in any such case, the Holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Notice of Conversion. To effect conversion of shares of any Series B Convertible Preferred Stock held in book-entry form in accordance with Section 14, Holders must comply with the applicable procedures established from time to time by DTC and the Transfer Agent.

(ii) Not later than 10:00 am (New York City time) on the second Trading Day after each Conversion Date if shares are to be delivered in book-entry form through the facilities of DTC or within five (5) Business Days otherwise (or, if later, the Trading Day after the Holder has paid in full any applicable transfer taxes and duties) (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered (through the facilities of DTC or in certificated form, as applicable), to the converting Holder the number of shares of Common Stock being acquired upon the conversion of the applicable series of Series B Convertible Preferred Stock together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion (as provided in Section 5(b)). If, in the case of any Notice of Conversion, such shares of Common Stock are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation in accordance with Section 11 at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Series B Convertible Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the shares of Common Stock issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii) The Corporation shall at all times when Series B Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Convertible Preferred Stock.

(iv) All shares of Series B Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the time of conversion, except only the right of the Holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion and payment of cash dividends declared but unpaid on the Series B Convertible Preferred Stock (to the extent the amount of any such cash dividends shall not then be reflected in the applicable Stated Value). Any shares of Series B Convertible Preferred Stock so converted shall be retired and canceled and shall not be reissued as shares of such series, and the Corporation (without the need for shareholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of the applicable series of Series B Convertible Preferred Stock accordingly and restore such shares to the status of authorized but unissued shares of Preferred Stock.

(v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Convertible Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustment for Stock Splits and Stock Combinations. If the Corporation shall at any time or from time to time after the Issue Date of a share of Series B Convertible Preferred Stock, effect a subdivision of the outstanding shares of Common Stock (a “Stock Split”), the applicable Conversion Price in effect immediately before such Stock Split shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each such share of Series B Convertible Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Issue Date of a share of Series B Convertible Preferred Stock combine the outstanding shares of Common Stock (a “Stock Combination”), the applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each such share shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 5(d) shall become effective at the close of business on the date the Stock Split or Stock Combination becomes effective.

(e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the applicable Issue Date of a share of Series B Convertible Preferred Stock shall make or issue, or, if earlier than the applicable issue date, fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock (other than a dividend described in Section 5(d)), then, upon the first such event to occur, the applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall previously have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price, then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section 5(e) as of the time of actual payment of such dividend or distribution.

(f) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series B Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a Stock Split, Stock Combination or stock dividend provided for in Section 5(e) above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the Holder of each such share of Series B Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such share of Series B Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(g) Adjustment for Merger or Reorganization, etc. If there shall occur any Reorganization Event involving the Corporation in which the Common Stock (but not the Series B Convertible Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 5(d), 5(e), or 5(f)), then, following any such Reorganization Event, each share of Series B Convertible Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of such share of Series B Convertible Preferred Stock immediately prior to such Reorganization Event would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the Holders to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Convertible Preferred Stock.

(h) Adjustment for Rights Offering. If the Corporation shall, at any time or from time to time, while any shares of Series B Convertible Preferred Stock are outstanding, distribute rights, options or warrants (“Rights”) to all or substantially all holders of Common Stock entitling them for a period of not more than sixty (60) days from the record date of such distribution to purchase shares of Common Stock, or securities convertible into, or exchangeable or exercisable for, Common Stock (such distribution, a “Rights Offering”) at less than the closing sale price (as determined pursuant to this Section 5(h)) on the Trading Day immediately preceding the first public announcement of the Rights Offering, then the applicable Conversion Price in effect immediately before such Rights Offering shall be adjusted as of the date of the distribution of the Rights, by multiplying the applicable Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the Trading Day immediately preceding the record date for such Rights Offering, plus (B) the (1) product of (x) the total number of shares of Common Stock issuable in the Rights Offering and (y) the exercise price so offered, divided by (2) the closing sale price of the Common Stock on the Trading Day immediately preceding the first public announcement of the Rights Offering; and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the Trading Day immediately preceding the record date for the Rights Offering, plus the total number of additional shares of Common Stock issuable pursuant to the Rights Offering;

provided, however, to the extent that shares of Common Stock are not delivered pursuant to such Rights Offering or upon the expiration or termination of such Rights Offering, the applicable Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered; provided, further, in the event that such rights, options or warrants are not so distributed, the applicable Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if the record date for such Rights Offering had not occurred.

In determining whether any rights, options or warrants entitle the holders of Common Stock to purchase shares of Common Stock at less than the closing sale price on the Trading Day immediately preceding the first public announcement of the Rights Offering, if (A) the Common Stock is then listed and trading on a Trading Market, such closing sale price shall be the last reported closing price on such Trading Day and (B) if the Common Stock is not then so listed and trading, such closing sale price shall be determined in good faith by, or pursuant to a formula or method or subject to relevant criteria prescribed by, the Board of Directors.

(i) Adjustment for Ordinary Dividends. In the event the Corporation shall make or issue, or, if earlier, fix a record date for the determination of holders of Common Stock entitled to receive, an Ordinary Dividend, then, upon the first such event to occur, the applicable Conversion Price in effect immediately before such event shall be decreased, as of the time of such payment or, in the event such a record date shall previously have been fixed, as of the close of business on such record date, in each case, by the amount of such Ordinary Dividend.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than two (2) Trading Days thereafter (or in the case of an adjustment pursuant to Section 5(g), not later than five (5) Trading Days thereafter), compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which each series of the Series B Convertible Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder specifying one or more series of Series B Convertible Preferred Stock, furnish or cause to be furnished to such Holder a certificate setting forth (i) the Conversion Price then in effect for each requested series of Series B Convertible Preferred Stock, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of a share of each requested series of Series B Convertible Preferred Stock.

(k) Notice of Record Date. In the event:

(i)	that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or declares an Ordinary Dividend;

(ii)	that the Corporation effects a Stock Split, Rights Offering or Stock Combination;

(iii)	of a Reorganization Event; or

(iv)	of a Liquidation Event;

then the Corporation shall cause to be filed at its principal office or at the office of the Transfer Agent (if the Corporation is not then serving as its own transfer agent), and shall cause to be mailed to the Holders at their last addresses as shown on the records of the Transfer Agent, at least ten (10) days prior to the date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating

(A)

the record date of such dividend, distribution, Stock Split, Rights Offering or Stock Combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, Stock Split, Rights Offering or Stock Combination are to be determined, or

(B)

the date on which such Reorganization Event or Liquidation Event, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such Reorganization Event or Liquidation Event.

6. Mandatory Conversion.

(a) Trigger Event. With respect to each series of Series B Convertible Preferred Stock, if, at any time following the third anniversary of the applicable Initial Issue Date, the closing sale price of the Common Stock on the principal Trading Market exceeds one-hundred and fifty percent (150%) of the Conversion Price of such series of Series B Convertible Preferred Stock for twenty (20) Market Traded Days out of a period of thirty (30) consecutive Market Traded Days ending no later than two (2) Business Days prior to the date of the Mandatory Conversion Notice, then the Corporation shall have the right to require conversion of all (but not less than all) of the applicable series of Series B Convertible Preferred Stock, at the then effective applicable Conversion Price in accordance with Section 5(a).

(b) Procedural Requirements. All Holders of the applicable series of Series B Convertible Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series B Convertible Preferred Stock pursuant to this Section 6 (such notice, the “Mandatory Conversion Notice”) (including to or through DTC, if applicable). The Corporation shall send such notice at least ten (10) days in advance of the occurrence of the conversion requested pursuant to Section 6(a) (the time of such occurrence, the “Mandatory Conversion Time”). Prior to the Mandatory Conversion Time specified in the Mandatory Conversion Notice, each Holder shall surrender his, her or its certificate or certificates (if any) for all such shares (or, if such Holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and bond of indemnity, if requested, in each case reasonably satisfactory to the Corporation) to the Corporation at the place designated in such notice (or comply with the applicable delivery procedures of DTC and the Transfer Agent, if applicable). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the Holder or such Holder’s attorney duly authorized in writing. All rights with respect to the shares of Series B Convertible Preferred Stock converted pursuant to Section 6(a), including the rights to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the Holder or Holders thereof to surrender the certificates at or prior to such time or comply with the applicable procedures of DTC and the Transfer Agent), except only the rights of the Holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit) therefor or compliance with the applicable procedures of DTC and the Transfer Agent, as applicable, to receive the items provided for in the next sentence of this Section 6(b). As soon as practicable after the Mandatory Conversion Time but no later than the Share Delivery Date, the Corporation shall deliver, or cause to be delivered (in certificated form or through the facilities of DTC, as applicable), to the Holder, or to his, her or its nominees, the number of full shares of Common Stock being acquired upon the conversion of the Series B Convertible Preferred Stock pursuant to this Section 6, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion (as provided in Section 5(b)) and the payment of any declared but unpaid cash dividends on the shares of Series B Convertible Preferred Stock converted (to the extent the amount of any such dividends shall not then be reflected in the applicable Stated Value). Such converted Series B Convertible Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of the applicable series of Series B Convertible Preferred Stock accordingly and restore such shares to the status of authorized but unissued shares of Preferred Stock.

7. Protective Covenants. (i) At any time when shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not do any of the following without (in addition to any other vote required by applicable law or the Articles) the written consent or affirmative vote of the Required Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a) alter or change the rights, preferences or privileges of the Series B Convertible Preferred Stock;

(b) decrease the number of authorized shares of Series B Convertible Preferred Stock (except for such decrease as permitted under Sections 5(c), 6(b) or 8(f) hereunder);

(c) issue any shares of Series B Convertible Preferred Stock, other than pursuant to the terms of the Investment Agreement;

(d) authorize or issue any Senior Stock or securities convertible into Senior Stock, or amend or alter the Articles to increase the number of authorized shares of Series B Convertible Preferred Stock; or

(e) amend, alter or repeal any provision of the Articles (by operation of law or otherwise) or the Bylaws in a manner that adversely affects the rights, preferences or privileges of the Series B Convertible Preferred Stock.

(ii) At any time when shares of Series B Convertible Preferred Stock are outstanding and the Investor continues to beneficially own at least 5% of the aggregate number of shares of Series B Convertible Preferred Stock issued at the Initial Closing (if the Subsequent Closing has not occurred) or the Initial Closing and the Subsequent Closing (if the Subsequent Closing has occurred), the Corporation shall not without the written consent of the Investor, pay any cash dividend on the Common Stock other than Ordinary Dividends.

(iii) At any time when shares of Series B Convertible Preferred Stock are outstanding and the Investor continues to beneficially own at least 25% of the aggregate number of shares of Series B Convertible Preferred Stock issued at the Initial Closing (if the Subsequent Closing has not occurred) or the Initial Closing and the Subsequent Closing (if the Subsequent Closing has occurred), the Corporation shall not without the written consent of the Investor, redeem, repurchase or otherwise acquire, or make or declare any dividend or other distribution in respect of, any outstanding Junior Stock other than (u) Ordinary Dividends, (v) dividends or other distributions for which the Conversion Price is adjusted pursuant to Section 5, (w) repurchases of Junior Stock totaling up to $100 million on an aggregate annual basis, (x) repurchases of unvested shares at cost following termination of an employee, advisor or consultant of the Corporation or its Subsidiaries, (y) non-cash dividends or other distributions paid pro rata to all holders of Common Stock and, if applicable, holders of the Series B Convertible Preferred Stock in accordance with Section 2, or (z) dividends or other distributions on Junior Stock in the form of such Junior Stock or other Junior Stock or securities convertible into or exchangeable for Junior Stock).

Notwithstanding anything to the contrary in this Statement with Respect to Shares, nothing herein shall prohibit or restrict or, except as may be required by applicable law, require any vote of the Series B Convertible Preferred Stock with respect to, Permitted Issuances.

8. Redemptions.

(a) Ten-Year Redemption. On or at any time after the tenth anniversary of the applicable Initial Issue Date,

(i) each Holder shall have the right to require the Corporation to redeem all of such Holder’s Series B Convertible Preferred Stock, for cash, at a redemption price per share of the applicable series of Series B Convertible Preferred Stock equal to the sum of the applicable Stated Value plus an amount equal to all accrued or declared and unpaid dividends on such series of Series B Convertible Preferred Stock that have not previously been added to the applicable Stated Value (the “Redemption Price”).

(ii) the Corporation shall have the right, with respect to one or more series of Series B Convertible Preferred Stock, to redeem, in whole or in part, on a pro rata basis from all Holders thereof based on the number of shares of the applicable series of Series B Convertible Preferred Stock then held, the outstanding shares of such series of Series B Convertible Preferred Stock, for cash, at the applicable Redemption Price.

(b) Exercise of Redemption Right.

(i) Any Holder may exercise the Holder’s redemption right under Section 8(a)(i) by delivering to the Corporation in accordance with Section 11 a written notice stating the Holder’s intention to exercise the Holder’s redemption right and the number of each series of the Holder’s shares of Series B Convertible Preferred Stock to be redeemed (a “Holder Redemption Notice”). The Corporation shall be obligated to redeem the total number of shares of Series B Convertible Preferred Stock specified in the Holder Redemption Notice on or before the 30th day following its receipt of such Holder Redemption Notice.

(ii) The Corporation may exercise its redemption right under Section 8(a)(ii) by delivering to the applicable Holder the notice specified in Section 8(c).

(c) Notice of Redemption. The Corporation shall provide notice of any redemption requested by the Corporation under Section 8(a)(ii), specifying the time and place of redemption and the applicable Redemption Price (the “Corporation Redemption Notice”), to each Holder of record of Series B Convertible Preferred Stock at the address for such Holder last shown on the records of the Transfer Agent therefor, not less than fifteen (15) days prior to each redemption date. In the case of redemptions requested by a Holder under Section 8(a)(i), the Corporation shall use its reasonable best efforts, and shall take all reasonable action necessary, to pay the applicable Redemption Price as provided in this Section 8.

(d) Insufficient Funds. If the funds of the Corporation legally available for redemption by the Holder pursuant to Section 8(a)(i) of the Series B Convertible Preferred Stock on any redemption date are insufficient to redeem all shares of the Series B Convertible Preferred Stock being redeemed by the Corporation on such date, those funds which are legally available will be used first to redeem, on a pro rata basis from the Holders thereof based on the number of shares of Series B Convertible Preferred Stock then held, the maximum possible number of shares of the Series B Convertible Preferred Stock being redeemed in accordance with the aggregate redemption proceeds payable with respect to the shares of Series B Convertible Preferred Stock to be redeemed. At any time thereafter when additional funds of the Corporation become legally available for the redemption of the Series B Convertible Preferred Stock, such funds will be used to redeem the balance of the shares of Series B Convertible Preferred Stock which the Corporation was theretofore obligated to redeem as provided in the immediately preceding sentence. Any shares of Series B Convertible Preferred Stock which are not redeemed as a result of the circumstances described in this Section 8(d) shall remain outstanding until such shares shall have been redeemed and the Redemption Price therefor, as applicable, shall have been paid or set aside for payment in full.

(e) Rights Terminated. Upon (i) surrender of the certificate or certificates representing the shares of Series B Convertible Preferred Stock being redeemed (or surrender of such shares in compliance with the procedures established by DTC and the Transfer Agent, if applicable) pursuant to this Section 8 and delivery of the Redemption Price therefor or (ii) irrevocable deposit in trust by the Corporation for Holders of the Series B Convertible Preferred Stock being redeemed pursuant to this Section 8 of an amount in cash equal to the applicable Redemption Price for the shares of Series B Convertible Preferred Stock being redeemed on any redemption date, each Holder will cease to have any rights as a shareholder of the Corporation by reason of the ownership of such redeemed shares of Series B Convertible Preferred Stock (except for the right to receive the Redemption Price therefor upon the surrender of the certificate or certificates representing the redeemed shares or compliance with the procedures established by DTC and the Transfer Agent, if such shares have not been so surrendered), and such redeemed shares of Series B Convertible Preferred Stock will not from and after the date of payment in full of the Redemption Price therefor be deemed to be outstanding.

(f) Reacquired Shares. Any shares of Series B Convertible Preferred Stock converted, redeemed, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and shall not be reissued as shares of such series, and the Corporation (without the need for shareholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of the applicable series of Series B Convertible Preferred Stock accordingly and restore such shares to the status of authorized but unissued shares of Preferred Stock.

(g) Withdrawal Right. Each Holder shall retain the right to (i) convert shares of Series B Convertible Preferred Stock to be redeemed pursuant to Section 8(b)(i) at any time on or prior to the redemption date or (ii) withdraw its Holder Redemption Notice; provided, however, that, where a Holder of Series B Convertible Preferred Stock exercises its rights under (i) or (ii) above, the applicable shares of Series B Convertible Preferred Stock of such Holder shall not be redeemed pursuant to this Section 8.

9. Fundamental Change.

(a) Offer to Repurchase. In connection with any Fundamental Change, the Corporation shall, or shall cause the Survivor of a Fundamental Change (such Survivor of a Fundamental Change, the “Acquirer”) to, make an offer to repurchase, at the option and election of the holder thereof, each share of Series B Convertible Preferred Stock then-outstanding (the “Fundamental Change Repurchase Offer”) at a purchase price per share (such amount being the “Fundamental Change Repurchase Price”) in cash equal to (i) the applicable Stated Value plus an amount equal to all accrued or declared and unpaid dividends on such share of Series B Convertible Preferred Stock that have not previously been added to the applicable Stated Value as of the Fundamental Change Repurchase Date plus (ii) if prior to the fifth anniversary of the applicable Initial Issue Date, the aggregate amount of all dividends that would have been paid (excluding any such dividends that would be paid in light of the timing of such Fundamental Change Repurchase Offer and, for the avoidance of doubt, without duplication of amounts in clause (i)) in respect of an outstanding share of such series of Series B Convertible Preferred Stock from the Fundamental Change Repurchase Date through the fifth anniversary of the applicable Initial Issue Date. The Fundamental Change Repurchase Offer must be made in the Fundamental Change Notice delivered pursuant to Section 9(b) and shall become irrevocable from the date thereof unless otherwise consented to by (i) with respect to the Series B-1 Convertible Preferred Stock, the Series B-1 Required Holders and (ii) with respect to the Series B-2 Convertible Preferred Stock, the Series B-2 Required Holders (any such consent, an “Offer Consent” and the date such consent is effective, the “Offer Consent Effective Date”).

(b) Notice of Repurchase.

(i) The Corporation shall provide notice of any repurchases offered by the Corporation under Section 9(a) by delivering to the applicable Holder (including notice to or through DTC, if applicable) a written notice in accordance with Section 9(b)(ii) (the “Fundamental Change Notice”).

(ii) The Fundamental Change Notice shall specify (i) the time and place of repurchase and the applicable Fundamental Change Repurchase Price for each series of Series B Convertible Preferred Stock and (ii) the Holder’s Conversion Rights pursuant to Section 5 hereof, and shall be delivered to each Holder at the address for such Holder last shown on the records of the Transfer Agent therefor, not less than fifteen (15) days prior to the Fundamental Change Repurchase Date. The “Fundamental Change Repurchase Date” shall be the date on which the Fundamental Change is consummated (provided that in the case of a Fundamental Change described in clause (i) of the definition thereof, the Fundamental Change Repurchase Date shall be a date no later than thirty (30) days following the date of the first public announcement of such Fundamental Change having occurred (including, for these purposes, the filing of a Schedule 13D pursuant to the Exchange Act)).

(c) Insufficient Funds. If the funds of the Corporation legally available for the Fundamental Change Repurchase Offer by the Corporation pursuant to Section 9(a) on any Fundamental Change Repurchase Date are insufficient to redeem all shares of the Series B Convertible Preferred Stock being repurchased by the Corporation on such date, those funds which are legally available will be used first to repurchase, on a pro rata basis from the Holders thereof based on the number of shares of Series B Convertible Preferred Stock then held, the maximum possible number of shares of the Series B Convertible Preferred Stock being repurchased in accordance with the aggregate repurchase proceeds payable with respect to the shares of Series B Convertible Preferred Stock to be repurchased. At any time thereafter when additional funds of the Corporation or the Acquirer, as applicable, become legally available for the repurchase of the Series B Convertible Preferred Stock, such funds will be used to redeem the balance of the shares of Series B Convertible Preferred Stock which the Corporation was theretofore obligated to repurchase as provided in the immediately preceding sentence. Any shares of Series B Convertible Preferred Stock which are not repurchased as a result of the circumstances described in this Section 9(c) shall remain outstanding until such shares shall have been redeemed and the Fundamental Change Repurchase Price therefor, as applicable, shall have been paid or set aside for payment in full.

(d) Rights Terminated. Upon (i) surrender of the certificate or certificates representing the shares of Series B Convertible Preferred Stock being repurchased (or surrender of such shares in compliance with the procedures established by DTC and the Transfer Agent, if applicable) pursuant to this Section 9 and delivery of the Fundamental Change Repurchase Price therefor or (ii) irrevocable deposit in trust by the Corporation for Holders being repurchased pursuant to this Section 9 of an amount in cash equal to the applicable Fundamental Change Repurchase Price for the shares of Series B Convertible Preferred Stock being repurchased on any Fundamental Change Repurchase Date, each Holder will cease to have any rights as a shareholder of the Corporation by reason of the ownership of such repurchased shares of Series B Convertible Preferred Stock (except for the right to receive the Fundamental Change Repurchase Price therefor upon the surrender of the certificate or certificates representing the repurchased shares or compliance with the procedures established by DTC and the Transfer Agent, if such shares have not been so surrendered ), and such repurchased shares of Series B Convertible Preferred Stock will not from and after the date of payment in full of the Fundamental Change Repurchase Price therefor be deemed to be outstanding.

(e) Offer Made by Affiliate. The Corporation shall not be required to make a Fundamental Change Repurchase Offer if an affiliate in control of the Corporation makes the Fundamental Change Repurchase Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 9 and purchases all shares of Series B Convertible Preferred Stock validly tendered and not withdrawn under such Fundamental Change Repurchase Offer; provided, that if an affiliate in control of the Corporation makes such repurchase, the shares of Series B Convertible Preferred Stock so purchased shall remain outstanding in the hands of such affiliate.

(f) Withdrawal Right. Each Holder shall retain the right to (i) convert shares of Series B Convertible Preferred Stock to be repurchased pursuant to this Section 9 at any time on or prior to the Fundamental Change Repurchase Date or (ii) withdraw a tender of such shares in the Fundamental Change Repurchase Offer on or prior to the Fundamental Change Repurchase Date; provided, however, that, where a Holder exercises its rights under (i) or (ii) above, the applicable shares of Series B Convertible Preferred Stock of such Holder shall not be repurchased pursuant to this Section 9.

10. Events of Noncompliance. Notwithstanding anything to the contrary contained here, if one or more of the following events (each, an “Event of Noncompliance”) shall occur with respect to any Holder:

(a) the Corporation shall fail to pay when due any dividend payment in full pursuant to Section 2;

(b) the Corporation shall fail to pay when due the applicable Redemption Price pursuant Section 8; or

(c) the Corporation shall fail to pay when due the applicable Fundamental Change Repurchase Price pursuant to Section 9,

then, and in each case, unless such Event of Noncompliance is cured within thirty (30) days (the “Cure Period”) of such Event of Noncompliance, the Annual Rate (i) shall increase to 8% per annum as of the date of the Event of Noncompliance and (ii) so long as such Event of Noncompliance remains uncured, shall increase by an additional 2% per annum with respect to each Dividend Period ending subsequent to the Dividend Period in which the Event of Noncompliance occurred; provided, however, that at no time shall the Annual Rate on the Series B Convertible Preferred Stock exceed 14% per annum; provided, further, the Annual Rate shall be reduced to 5% per annum immediately after all Events of Noncompliance are cured (if any shares of Series B Convertible Preferred Stock remain outstanding).

11. Notices. All notices or communications in respect of Series B Convertible Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Statement with Respect to Shares, in the Articles or the Bylaws and by applicable law. Any Notice of Conversion or Holder Redemption Notice shall be given by the Holder to the Corporation (i) in the case of any Series B Convertible Preferred Stock held in certificated form, by transmittal, by overnight carrier (in the case of a Notice of Conversion for receipt prior to 5:00 p.m., Eastern Time, on the Conversion Date) to the Corporation’s then principal offices, Attention: Chief Financial Officer, of such Notice of Conversion or Holder Redemption Notice, as applicable, executed by such Holder, together with the applicable stock certificate or certificates duly endorsed (unless delivery of certificates is not required pursuant to Section 5(c)(i)) and any additional instruments required to be delivered hereunder and (ii) in the case of any Series B Convertible Preferred Stock held through the facilities of DTC, by complying with the applicable procedures established from time to time by DTC and the Transfer Agent.

12. No Preemptive Rights. The Holders shall have no preemptive or preferential rights to purchase or subscribe for any stock, obligations, warrants or other securities of the Corporation of any class.

13. No Other Rights. The shares of Series B Convertible Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles or as provided by applicable Pennsylvania law.

14. Book-Entry Form. Shares of each series of the Series B Convertible Preferred Stock may be issued (or reissued) in the form of one or more global certificates (“Global Preferred Shares”) to be deposited on behalf of one or more Holders thereof with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of DTC or its nominee. The number of shares of any series of Series B Convertible Preferred Stock represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC to reflect such changes as provided for herein. Members of, or participants in, DTC shall have no rights under the terms of the shares of Series B Convertible Preferred Stock with respect to any Global Preferred Shares held on their behalf by DTC or any custodian of DTC or under such Global Preferred Shares, and DTC may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its members and participants, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

15. Definitions. The following terms shall have the following respective meanings:

“Acquirer” shall have the meaning set forth in Section 9.

“affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Annual Rate” means 5% per annum, subject to increase pursuant to Section 10.

“Articles” means the Amended and Restated Articles of Incorporation of the Corporation.

“Board of Directors” means the Board of Directors of the Corporation or an authorized committee thereof.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close or be closed.

“Bylaws” means the Amended and Restated Bylaws of the Corporation, as they may be amended or restated from time to time.

“Common Stock” means the common stock, no par value, of the Corporation.

“Conversion Date” shall have the meaning set forth in Section 5(c).

“Conversion Price” shall have the meaning set forth in Section 5(a).

“Conversion Rights” shall have the meaning set forth in Section 5.

“Corporation” means II-VI Incorporated, a Pennsylvania corporation.

“Corporation Redemption Notice” shall have the meaning set forth in Section 8(c).

“Cure Period” shall have the meaning set forth in Section 10.

“Dividend Payment Date” means, with respect to the Series B-1 Convertible Preferred Stock and the Series B-2 Convertible Preferred Stock, as applicable, January 1, April 1, July 1 and October 1 of each year, commencing on, for the Series B-1 Convertible Preferred Stock, July 1, 2021 and, for the Series B-2 Convertible Preferred Stock, the first such date that occurs after the Series B-2 Issue Date; provided, that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series B Convertible Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day.

“Dividend Period” means the period commencing on and including a Dividend Payment Date and shall end on and include the day immediately preceding the next Dividend Payment Date; provided, that the initial Dividend Period with respect to a series of Series B Convertible Preferred Stock shall commence on and include the applicable Initial Issue Date and shall end on and include the day immediately preceding the first applicable Dividend Payment Date.

“DTC” means The Depositary Trust Company or its nominee or any successor appointed by the Corporation.

“Event of Noncompliance” shall have the meaning set forth in Section 10.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Exchange Property” shall have the meaning set forth in the definition of Fundamental Change hereof.

A “Fundamental Change” shall be deemed to have occurred, at any time after the Series B-1 Issue Date, if any of the following occurs:

(i) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Corporation, any of its Wholly-Owned Subsidiaries or any of the Corporation’s or its Wholly-Owned Subsidiaries’ employee benefit plans, has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Common Stock;

(ii) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or change in par value) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or a combination thereof); (B) any consolidation, merger or other combination of the Corporation or binding share exchange pursuant to which the Common Stock will be converted into, or exchanged for, stock, other securities or other property or assets (including cash or a combination thereof); or (C) any sale, lease or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries taken as a whole, to any person other than one or more of its Wholly-Owned Subsidiaries; or

(iii) the Common Stock (or other common equity underlying the Series B Convertible Preferred Stock) ceases to be listed or quoted for trading on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors).

However, a transaction or transactions described in clause (i) or clause (ii) above shall not constitute a Fundamental Change if at least 90% of the consideration received or to be received by holders of Common Stock, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or shall be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) becomes the consideration that a Holder would have been entitled to receive if such Holder had immediately converted its Series B Convertible Preferred Stock prior to such transaction or transactions (such consideration, “Exchange Property”).

“Fundamental Change Notice” shall have the meaning set forth in Section 9(b).

“Fundamental Change Repurchase Date” shall have the meaning set forth in Section 9(b).

“Fundamental Change Repurchase Offer” shall have meaning set forth in Section 9(a).

“Fundamental Change Repurchase Price” shall have the meaning set forth in Section 9(a).

“Global Preferred Shares” shall have the meaning set forth in Section 14.

“Holder” means each Person in whose name shares of Series B Convertible Preferred Stock are registered, who shall be treated by the Corporation as the absolute owner of those shares of Series B Convertible Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Holder Redemption Notice” has the meaning set forth in Section 8(b).

“Initial Closing” shall have the meaning set forth in the definition of Investment Agreement.

“Initial Issue Date” means (i) with respect to the Series B-1 Convertible Preferred Stock, the Series B-1 Issue Date and (ii) with respect to the Series B-2 Convertible Preferred Stock, the Series B-2 Issue Date.

“Investment Agreement” means that certain Amended and Restated Investment Agreement, dated as of March 30, 2021, by and between the Corporation and BCPE Watson (DE) SPV, LP, a Delaware limited partnership (the “Investor”), the text of which agreement is on file at the Corporation’s principal place of business at 375 Saxonburg Blvd., Saxonburg, PA 16056 (or at such other address as is the principal place of business of the Corporation from time to time following the Initial Issue Date).

“Investor” shall have the meaning set forth in the definition of Investment Agreement.

“Issue Date” means, with respect to each share of Series B Convertible Preferred Stock, the date on which such share of Series B Convertible Preferred Stock was issued.

“Junior Stock” means (i) the Common Stock and (ii) each other class or series of capital stock of the Corporation, the terms of which do not expressly provide that such class or series ranks either (x) senior to the Series B Convertible Preferred Stock as to dividend rights or distribution rights upon a Liquidation Event or (y) on parity with the Series B Convertible Preferred Stock as to dividend rights and distribution rights upon a Liquidation Event.

“Liquidation Event” shall have the meaning set forth in Section 3(a).

“Liquidation Preference” means, with respect to a particular share of Series B Convertible Preferred Stock, the Series B-1 Liquidation Preference or the Series B-2 Liquidation Preference, as applicable.

“Mandatory Conversion Notice” shall have the meaning set forth in Section 6(b).

“Mandatory Conversion Time” shall have the meaning set forth in Section 6(b).

“Mandatory PIK Date” shall have the meaning set forth in Section 2(b).

“Market Traded Days” shall have the meaning set forth in the definition of Trading Day hereof.

“Notice of Conversion” shall have the meaning set forth in Section 5(c).

“Offer Consent” shall have the meaning set forth in Section 9(a).

“Offer Consent Effective Date” shall have the meaning set forth in Section 9(a).

“Ordinary Dividends” means cash dividends on the Common Stock in the aggregate not exceeding (i) in calendar year 2021, $3.00 per share (the “Maximum”), and (ii) in each subsequent calendar year, 105% of the prior year’s Maximum.

“Parity Stock” means (i) the 6% Series A Mandatory Convertible Preferred Stock, no par value per share, of the Corporation and (ii) any class or series of capital stock of the Corporation established after the Series B-1 Issue Date, the terms of which expressly provide that such class or series shall rank on parity with the Series B Convertible Preferred Stock as to dividend rights and distribution rights upon a Liquidation Event.

“Permitted Issuances” shall have the meaning set forth in the Investment Agreement.

“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“PIK Dividend” shall have the meaning set forth in Section 2(b).

“Preferred Stock” shall have the meaning set forth in the Articles.

“Pro Rata Amount” shall have the meaning set forth in Section 1(d).

“Purchase Price” means $10,000 per share of Series B Convertible Preferred Stock.

“Redemption Price” shall have the meaning set forth in Section 8(a)(i).

“Reorganization Event” means a recapitalization, reclassification, consolidation or merger that is not a Fundamental Change.

“Required Holders” means the Holders of a majority of the then outstanding shares of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock, voting together as a single class; provided, that if the relevant action adversely affects the Series B-1 Convertible Preferred Stock or the Series B-2 Convertible Preferred Stock in a manner different from the other series of Series B Convertible Preferred Stock (taking into account such series’ relative Initial Issue Dates) (a series of Series B Convertible Preferred Stock so adversely affected, an “Affected Series”) and provided that there remain outstanding at such time at least 10% of the shares of such Affected Series issued on the Initial Issue Date for such Affected Series, then Required Holders shall in addition mean the Series B-1 Required Holders if the Series B-1 Convertible Preferred Stock is an Affected Series or the Series B-2 Required Holders if the Series B-2 Convertible Preferred Stock is an Affected Series.

“Rights Offering” shall have the meaning set forth in Section 5(h).

“Senior Stock” means each class or series of capital stock of the Corporation established after the Series B-1 Issue Date, the terms of which expressly provide that such class or series shall rank senior to the Series B Convertible Preferred Stock as to dividend rights or distribution rights upon a Liquidation Event.

“Series B Convertible Preferred Stock” shall have the meaning set forth in Section 1(a).

“Series B-1 Issue Date” means March 31, 2021, the first Issue Date of shares of Series B-1 Convertible Preferred Stock.

“Series B-2 Issue Date” means the first Issue Date of shares of Series B-2 Convertible Preferred Stock.

“Series B-1 Liquidation Preference” shall have the meaning set forth in Section 3(a).

“Series B-2 Liquidation Preference” shall have the meaning set forth in Section 3(a).

“Series B-1 Required Holders” means the Holders of a majority of the then outstanding shares of Series B-1 Convertible Preferred Stock.

“Series B-2 Required Holders” means the Holders of a majority of the then outstanding shares of Series B-2 Convertible Preferred Stock.

“Series B-1 Stated Value” shall have the meaning set forth in the definition of Stated Value hereof.

“Series B-2 Stated Value” shall have the meaning set forth in the definition of Stated Value hereof.

“Share Delivery Date” shall have the meaning set forth in Section 5(c).

“Spin-Off Securities” shall have the meaning set forth in the definition of Spin-Off Transaction hereof.

“Spin-Off Transaction” means a payment by the Corporation of a dividend or other distribution on the Common Stock of shares of capital stock of any class or series, or similar equity interest, of a Subsidiary of the Corporation, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (the securities so dividended or distributed, the “Spin-Off Securities”).

“Stated Value” means, (i) with respect to each share of Series B-1 Convertible Preferred Stock, the sum, subject to appropriate adjustment pursuant to Section 5, of (x) the Purchase Price plus (y) on each Dividend Payment Date (A) on which a dividend is paid in whole in the form of a PIK Dividend, an additional amount equal to the dollar value of any dividends on a share of Series B-1 Convertible Preferred Stock which have accrued on any Dividend Payment Date and have not been previously added to such Stated Value pursuant to Section 2(a) or (B) on which a dividend is paid in part in the form of a PIK Dividend, an additional amount equal to the dollar value of any dividends on a share of Series B-1 Convertible Preferred Stock which have accrued on any Dividend Payment Date and have not been previously added to such Stated Value pursuant to Section 2(a) less the amount of cash dividends actually paid with the respect to such share on the applicable Dividend Payment Date (the “Series B-1 Stated Value”) and (ii) with respect to each share of Series B-2 Convertible Preferred Stock, the sum, subject to appropriate adjustment pursuant to Section 5, of (x) the Purchase Price plus (y) on each Dividend Payment Date (A) on which a dividend is paid in whole in the form of a PIK Dividend, an additional amount equal to the dollar value of any dividends on a share of Series B-2 Convertible Preferred Stock which have accrued on any Dividend Payment Date and have not been previously added to such Stated Value pursuant to Section 2(a) or (B) on which a dividend is paid in part in the form of a PIK Dividend, an additional amount equal to the dollar value of any dividends on a share of Series B-2 Convertible Preferred Stock which have accrued on any Dividend Payment Date and have not been previously added to such Stated Value pursuant to Section 2(a) less the amount of cash dividends actually paid with the respect to such share on the applicable Dividend Payment Date (the “Series B-2 Stated Value”).

“Stock Combination” shall have the meaning set forth in Section 5(d).

“Stock Split” shall have the meaning set forth in Section 5(d).

“Subsequent Closing” shall have the meaning set forth in the Investment Agreement.

“Subsequent Investment Obligation” shall have the meaning set forth in Section 1(c).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Survivor of a Fundamental Change” means the issuer of the securities received by the holders of Common Stock (or Exchange Property, to the extent applicable) (in their capacities as such) upon the consummation of a Fundamental Change described in clauses (i) and (ii) of the definition thereof, to the extent the holders of Common Stock (or Exchange Property, to the extent applicable) receive other securities in exchange, conversion or substitution of their Common Stock (or Exchange Property, to the extent applicable) in the transaction that resulted in such Fundamental Change.

“Target Merger Agreement” shall have the meaning set forth in the Investment Agreement.

“Trading Day” means (i) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market (“Market Traded Days”) or (ii) if the Common Stock is not then listed or quoted and traded on any Trading Market, then a day on which trading occurs on the Nasdaq Global Market (or any successor thereto).

“Trading Market” means the following market(s) or exchange(s) on which the Common Stock is listed or quoted for trading on the date in question (as applicable): the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE MKT or any successor markets thereto.

“Transfer” shall have the meaning set forth in the Investment Agreement.

“Transfer Agent” means such agent or agents of the Corporation as may be designated by the Board of Directors or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for one or more series of the Series B Convertible Preferred Stock or, if the Corporation is serving as its own transfer agent, the Corporation.

“Upsize Investment” shall have the meaning set forth in Section 1(d).

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed to be replaced by a reference to “100%”.

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